Exhibit 23.1

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

We hereby consent to the incorporation by reference of all references to our firm and to the estimates of mineralized material of Pershing Gold Corporation (the “Company”), which are set forth in this Quarterly Report on Form 10-Q filed November 13, 2017, into the Company’s Registration Statements on Forms S-3 (File Nos. 333-179073, 333-192317, 333-198438, 333-198597, 333-200739, 333-204717, 333-210644, 333-211297, 333-211299 and 333-211910), or in any prospectuses or amendments or supplements thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statements and any prospectuses or amendments or supplements thereto.

Dated: November 13, 2017

Mine Development Associates, Inc.

/s/ Paul Tietz
Name: Paul Tietz
Title: Senior Geologist